Exhibit 99.1

Havertys Reports Record Operating Results for Fourth Quarter and Year End 2021

Atlanta, Georgia, February 15, 2022 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the fourth quarter and year ended December 31, 2021.

Fourth quarter 2021 versus fourth quarter 2020:
•	Diluted earnings per common share (“EPS”) of $1.35 versus $1.37.
•	Consolidated sales increased 10.2% to $265.9 million. Comparable store sales increased 9.2%.
•	Pre-tax income of $32.1 million versus $31.3 million.

FY 2021 versus FY 2020:
•	EPS of $4.90 versus $3.12 and Adjusted EPS for 2020 of $1.88.
•	Adjusted EPS for 2020 excludes $1.24 for gain on a sale-leaseback transaction.
•	Consolidated sales increased 35.4% to a record $1,012.8 million. Comparable store sales for the year rose 17.9%.
•	Pre-tax income of $118.5 million versus $76.7 million and Adjusted Pre-tax income for 2020 of $42.5 million.

Clarence H. Smith, chairman and CEO, said, “We are proud to report another record-breaking quarter in sales and building on the previous quarters’ outstanding results which drove our annual sales over a billion dollars. Our merchandising team carefully managed our product line-up and despite the impact from a $5.6 million LIFO charge, our gross profit margins in the fourth quarter were 56.4%. We experienced inflation pressure in our operating costs and residual demurrage fees. Our pre-tax income of $32.1 million was very strong and a record quarter of operating income at 12.1% of sales.
 “The impact of COVID has been challenging but our agility, systems, and financial strength provided tools to work around and through many obstacles. However, it was primarily our people, the dedicated Havertys team members, that generated these outstanding results. Our sales for the year of $1.0 billion is a record that we acknowledge and celebrate. This was profitable sales growth as we improved our gross profit and operating margins amidst extraordinary cost increases. My sincere thanks to each member of the team for their contributions during these so called “uncertain times.”
“As a result of our strong performance and consistent with our commitment to returning capital to our shareholders, during 2021 we purchased $41.8 million in common shares, paid quarterly dividends of $17.4 million, and in December paid a special cash dividend of $35.0 million. During the first half of 2022, we plan to repurchase $25.0 million in shares under an existing authorization. We have paid an annual cash dividend since 1935 and increased our quarterly cash dividend payouts each year since 2008.
 “We have a strong position in the fastest growing markets in the country and plan to open four stores in 2022. Our online presence is also being improved to drive engagement and sales. Our balance sheet is strong and funds from our expected results of operations should be sufficient to cover our strategic plans, while also allowing us to return amounts to our shareholders. We are confident that our strategy for expanding our profitable growth will enable us to surpass the high bar set in 2021.”

NEWS RELEASE – February 15, 2022

Key Results
(amounts in millions, except per share amounts)

Results of Operations	Q4 2021	Q4 2020	FY 2021	FY 2020
Sales	$265.9	$241.3	$1,012.8	$748.3
Gross Profit	150.0	137.6	574.6	419.0
Gross profit as a % of sales	56.4%	57.0%	56.7%	56.0%

SGA
Variable	47.5	41.6	173.8	135.3
Fixed	70.5	65.4	282.5	242.0
Total	118.0	107.0	456.3	377.3
SGA as a % of sales
Variable	17.9%	17.2%	17.2%	18.1%
Fixed	26.5%	27.1%	27.9%	32.3%
Total	44.4%	44.3%	45.1%	50.4%
Pre-tax income	32.1	31.3	118.5	76.7
Pre-tax income as a % of sales	12.1%	13.0%	11.7%	10.3%
Adjusted pre-tax income(1)(2)	32.1	31.3	118.5	42.5
Adjusted pre-tax income as a % of sales	12.1%	13.0%	11.7%	5.7%
Net income	24.3	25.4	90.8	59.1
Net income as a % of sales	9.1%	10.5%	9.0%	7.9%
Diluted earnings per share (“EPS”)	$1.35	$1.37	$4.90	$3.12
Adjusted EPS(1)(2)	$1.35	$1.37	$4.90	$1.88

Other Financial and Operations Data	FY 2021	FY 2020
EBITDA (in millions)(2)	$134.6	$94.8
Adjusted EBITDA(1)(2)	$134.6	$60.6
Sales per square foot	$232	$173
Average ticket	$2,865	$2,482

Liquidity Measures
Free Cash Flow	FY 2021	FY 2020	Cash Returns to Shareholders	FY 2021	FY 2020
Operating cash flow	$97.2	$130.2	Share repurchases	$41.8	$19.7
			Dividends	17.4	14.2
Capital expenditures	34.1	10.9	Special dividends	35.0	36.3
Free cash flow	$63.1	$119.3	Cash returns to shareholders	$94.2	$70.2

(1)	Adjusted for $34.3 million gain from sale of facilities including $31.6 million sale leaseback transaction.
(2)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – February 15, 2022

Fourth Quarter ended December 31, 2021 Compared to Same Period of 2020

•	EPS of $1.35 versus $1.37.
•	Sales increased 10.2% and comparable store sales rose 9.2%.
•	Total written sales were down 3.5% and written comparable store sales were down 4.7%. Comparing the fourth quarter of 2021 to the same period of 2019, total written sales were up 13.1%.
•	Gross profit margins decreased 60.0 basis points to 56.4% in 2021 from 57.0% for the same period of 2020 due primarily from a 193 basis points increase from charges for our LIFO reserve.
•	SG&A expenses were 44.4% of sales versus 44.3% and increased $10.9 million. The primary drivers of this change are:
o	increase of $3.1 million in sales commissions and related benefits and costs due to higher sales.
o	increase in occupancy costs of $2.0 million in 2021, due to rent abatements received in 2020.
o	increase in warehouse expense of $2.4 million primarily from $1.8 million in demurrage fees and higher salaries and benefits.

Balance Sheet and YTD Cash Flow
•	Cash and cash equivalents at December 31, 2021 are $172.9 million.
•
Generated $97.2 million in cash from operating activities driven by a solid performance, a $12.7 million increase in customer deposits from written orders, offset by funding of a $22.1 million increase in inventories.

•	Capital expenditures of $34.1 million which included purchase of a leased Virginia home delivery center which was part of the May 2020 sale leaseback.
•	Paid $52.4 million in dividends including $35.0 million in a special cash dividend.
•	Repurchased $41.8 million of common stock.
•	No funded debt.

Expectations and Other
•
We expect gross profit margins for 2022 will be between 56.7% to 57.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A are expected to be in the $295.0 to $298.0 million range in 2022, an approximate 5.0% increase over the 2021 level of $282.5 million. Variable SG&A expenses were 17.2% as a percent of sales in 2021 and are anticipated to be in the 17.2% to 17.4% range in 2022 based on potential increases in selling and delivery costs.

•	Our effective tax rate for 2022 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•
Planned capital expenditures are approximately $37.0 million in 2022. We expect to increase retail square footage by 1%, opening four stores and closing two. Capital expenditures are also planned for the conversion of our home delivery center in Virginia to a regional distribution facility, and as part of our enhanced online presence, additional spend on information technology.

•	We expect to repurchase $25.0 million of common stock during the first half of 2022 under a current share repurchase program authorization.

NEWS RELEASE – February 15, 2022

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net sales	$265,940	$241,339	$1,012,799	$748,252
Cost of goods sold	115,853	103,720	438,174	329,258
Gross profit	150,087	137,619	574,625	418,994

Expenses:
Selling, general and administrative	117,952	107,007	456,267	377,288
Other expense (income), net	94	(601)	54	(34,899)
Total expenses	118,046	106,406	456,321	342,389

Income before interest and income taxes	32,041	31,213	118,304	76,605
Interest income, net	58	61	231	126

Income before income taxes	32,099	31,274	118,535	76,731
Income tax expense	7,793	5,846	27,732	17,583
Net income	$24,306	$25,428	$90,803	$59,148

Diluted earnings per share:
Common Stock	$1.35	$1.37	$4.90	$3.12
Class A Common Stock	$1.33	$1.35	$4.69	$3.04

Diluted weighted average shares outstanding:
Common Stock	18,042	18,618	18,543	18,932
Class A Common Stock	1,287	1,499	1,330	1,522

Cash dividends per share:
Common Stock	$2.25	$2.22	$2.97	$2.77
Class A Common Stock	$2.13	$2.10	$2.79	$2.62

NEWS RELEASE – February 15, 2022

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands– Unaudited)

	December 31, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents	$166,146	$200,058
Restricted cash and cash equivalents	6,716	6,713
Inventories	112,031	89,908
Prepaid expenses	12,418	9,580
Other current assets	11,746	9,985
Total current assets	309,057	316,244

Property and equipment, net	126,099	108,366
Right of-use lease assets	222,356	228,749
Deferred income taxes	16,375	15,814
Other assets	12,403	11,199
Total assets	$686,290	$680,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,235	$31,429
Customer deposits	98,897	86,183
Accrued liabilities	46,664	52,963
Current lease liabilities	33,581	33,466
Total current liabilities	210,377	204,041

Noncurrent lease liabilities	196,771	200,200
Other liabilities	23,172	23,164
Total liabilities	430,320	427,405

Stockholders’ equity	255,970	252,967
Total liabilities and stockholders’ equity	$686,290	$680,372

NEWS RELEASE – February 15, 2022

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands– Unaudited)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$90,803	$59,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,304	18,207
Stock-based compensation	8,213	4,375
Deferred income taxes	234	(2,458)
Net gain on sale of land, property, and equipment	(77)	(34,746)
Other	869	595
Changes in operating assets and liabilities:
Inventories	(22,123)	14,909
Customer deposits	12,714	56,062
Other assets and liabilities	(3,244)	(3,250)
Accounts payable and accrued liabilities	(6,451)	17,349
Net cash provided by operating activities	97,242	130,191

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(34,090)	(10,927)
Proceeds from sale of property and equipment	88	76,285
Net cash (used in) provided by investing activities	(34,002)	65,358

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing under revolving credit facility	—	43,800
Payments of borrowings under revolving credit facility	—	(43,800)
Net change in borrowings under revolving credit facility	—	—

Dividends paid	(52,446)	(50,521)
Common stock repurchased	(41,809)	(19,708)
Taxes on vested restricted shares	(2,894)	(951)
Net cash used in financing activities	(97,149)	(71,180)
(Decrease) increase in cash, cash equivalents and restricted cash equivalents	(33,909)	124,369
Cash, cash equivalents and restricted cash equivalents at beginning of year	206,771	82,402
Cash, cash equivalents and restricted cash equivalents at end of year	$172,862	$206,771

NEWS RELEASE – February 15, 2022

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that Adjusted Pre-Tax income, Adjusted EPS, EBITDA, and Adjusted EBITDA are meaningful measures to share with investors because it best allows comparison of the performance for the comparable period. In addition, the “Adjusted” metrics afford investors a view of what we consider Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

Adjusted Pre-Tax Income and Adjusted EPS
Adjusted pre-tax income (“Adjusted Pre-Tax Income”) and adjusted diluted earnings per share (“Adjusted EPS”) are considered non-GAAP financial measures under the rules because they exclude certain amounts which are included when pre-tax income and diluted earnings per share (“EPS”) are calculated in accordance with U.S. GAAP.

We have calculated Adjusted Pre-Tax Income and Adjusted EPS for the year ended December 31, 2021 and 2020 by adjusting Pre-Tax Income and EPS for a sale-leaseback transaction in 2020.

(in thousands)	FY 2021	FY 2020(1)
Income before income taxes, as reported	$118,535	$76,731
Adjustments:
Gain from sale-leaseback transaction and related property sales(2)	—	(34,254)

Pre-tax income, as adjusted	$118,535	$42,477

(1)	These amounts are included in our Form 10-K for the year ended December 31, 2020.
(2)
The gain from the sale-leaseback transaction of three distribution facilities was $31.6 million as reported in our Form 10-K for the year ended December 31, 2020. We also sold properties adjacent to these facilities and those gains are included in this amount.

	FY 2021	FY 2020
Diluted earnings per share:
Reported EPS	$4.90	$3.12

Adjustments:
Gain from sale-leaseback transaction: pre-tax	—	(1.66)
Tax impact (1)	—	0.42
Net adjustment	—	(1.24)

Adjusted EPS	$4.90	$1.88
(1)	Calculated based on nature of item and rates applied.

NEWS RELEASE – February 15, 2022

Reconciliation of GAAP measures to EBITDA and EBITDA to Adjusted EBITDA
(in thousands)	FY 2021	FY 2020(1)
Income before income taxes, as reported	$118,535	$76,731
Interest (income), net	(231)	(126)
Depreciation	16,304	18,207
EBITDA	134,608	94,812
Adjustments:
Gain from sale-leaseback transaction and related property sales(2)	—	(34,254)

Adjusted EBITDA	$134,608	$60,558

(1)	These amounts are included in our Form 10-K for the year ended December 31, 2020.
(2)
The gain from the sale-leaseback transaction of three distribution facilities was $31.6 million as reported in our Form 10-K for the year ended December 31, 2020. We also sold properties adjacent to these facilities and those gains are included in this amount.

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 16, 2022 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through February 26, 2022. The number to access the telephone playback is 1-888-203-1112 (access code: 1060509).

NEWS RELEASE – February 15, 2022

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, our expectations for selling square footage and capital expenditures for 2022, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID‑19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2020 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in the Company's subsequent filings with the SEC.

NEWS RELEASE – February 15, 2022

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys